Contact:          Dennis Lakomy                    Release Date: Immediate
                  Chief Financial Officer
                  (708) 757-2803


                     CFC INTERNATIONAL ANNOUNCES AGREEMENT
                            TO ACQUIRE OESERWERK KG

         Chicago Heights, Illinois, December 15, 1998 - Specialty chemical coatings manufacturer, CFC International, Inc. (Nasdaq: CFCI) today announced an agreement in principle to acquire 100 percent ownership of German specialty chemical coatings company, Oeserwerk KG. CFC expects the acquisition will bring in excess of $20 million in annual sales to its current business.

         The financial terms of the agreement were not disclosed, but CFC will fund it with a combination of cash, stock and assumption of debt. The cash portion of the purchase will be financed through the Company's revolving credit agreements. The acquisition is subject to the conclusion of final agreements and confirmatory due diligence.

         "We are pleased to make a significant investment toward achieving our vision of becoming a $100 million specialty chemical coatings company," said Roger Hruby, CFC's Chairman, President and CEO. "Oeserwerk's production capacity and established customer base will allow us to leverage CFC's proprietary technology to increase the functionality and value of our products across the combined business."

         With an expectation of gradually improving margins and a relatively attractive cost of financing, CFC expects the acquisition to be accretive to earnings in its first full year as part of the Company.

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         "This acquisition will help us achieve our stated strategy of prudently broadening our global reach, as our international business will grow to approximately 40 percent of total sales, compared to 30 percent of total sales in 1997," said Mr. Hruby. "In addition, we will realize significant cost savings as we are able to continue to provide our European customers with the same high-quality products, but at a savings in overall production and distribution costs."

         Oeserwerk is a leading specialty chemical coatings manufacturer headquartered in Goppingen, Germany. Oeserwerk currently produces coatings for the pigmented and simulated metal markets. In addition, Oeserwerk has production capabilities that can be applied to signature panel and magnetic stripe products in CFC's Security Products line, as well as to applications in the Company's Pharmaceutical and Printed Product lines, helping to expand these areas of the business. CFC's technology and functionality are expected to help increase margins in Oeserwerk's current businesses.

         Headquartered in Chicago Heights, Illinois, CFC International is a market leader in the design, manufacture and marketing of specialty functional coatings and intaglio printing that add value to a wide variety of industrial and consumer products. The Company operates facilities in Chicago Heights and Countryside, Illinois; Ventura, California; London, England; and Tokyo, Japan. The Company had sales of $42.3 million in 1997.

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         The  forward-looking  statements  made in  this  press  release,  which reflects management's best judgment based upon factors currently known, involve risks and uncertainties. These factors include, among other things: continuation of market growth trends; reliance on a single manufacturing facility; reliance on key personnel; control by the principal shareholder; the Company's reliance on significant customers; the Company's ability to develop new products and protect the proprietary formulae and technology related to its products; the
Company's   ability  to  be  competitive   with  other  producers  of  specialty
transferable coatings and alternative products; fluctuations in foreign currency exchange rates and their impact on the level and profitability of foreign sales; and general economic conditions as they may impact the Company's customers. Actual results may vary materially.

         You may access additional information, including financial filings and previous press releases by visiting CFC International, Inc.'s Internet homepage at www.cfcintl.com.